Exhibit 4.4

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of May 23, 2018 by and among:

1.	FYXTECH CORPORATION, an exempted company with limited liability organized and existing under the laws of the Cayman Islands (the “Company”);

2.	FYXTECH Group Limited, an exempted company organized and existing under the laws of the British Virgin Islands (the “BVI Subsidiary”);

3.	FYXTECH HK Limited, a company organized and existing under the laws of Hong Kong (the “HK Company”);

4.	Beijing Yalla Technology Co., Ltd. ( 北京雅拉科技有限公司 ), a limited liability company organized and existing under the laws of the PRC (the “Domestic Company”);

5.

Each of the individuals and their respective solely owned companies as set forth in Schedule A attached hereto (each such individual, a “Founder”, and collectively, the “Founders”; each such entity, a “Founder Holdco”, and collectively, the “Founder Holdcos”);

6.	The entity as set forth in Part I of Schedule B attached hereto (the “Series Angel Investor”); and

7.	The entities as set forth in Part II of Schedule B attached hereto (the “Series A Investors”).

A wholly foreign owned enterprise to be incorporated by the HK Company (the “WFOE”) under the laws of the PRC shall become a party to this Agreement upon its formation by executing and delivering a joinder in the form attached hereto as Exhibit G to the Share Purchase Agreement (as defined below). This Agreement shall be effective as to all parties except for the WFOE as of the date hereof, and effective as to the WFOE as of the date of its execution and delivery of the WFOE Joinder Agreement.

The WFOE, the Domestic Company and all their direct or indirect subsidiaries incorporated in PRC are referred to collectively herein as the “PRC Companies”, and each a “PRC Company”. The Company, the HK Company and the PRC Companies are referred to collectively herein as the “Group Companies”, and each a “Group Company”. The Series Angel Investor and the Series A Investors are referred to collectively herein as the “Investors”, and each, an “Investor”. The holders of Preferred Shares are referred to collectively herein as the “Preferred Shareholders”, and each, a “Preferred Shareholder”.

RECITALS

A. The Company, the Founders, the Founder Holdcos, the Series A Investors and certain parties thereto have entered into a Series A Preferred Shares Purchase Agreement dated May 23, 2018 (the “Share Purchase Agreement”), under which the Company shall issue and allot an aggregate of 36,363,636 series A convertible preferred shares of the Company, par value US$0.0001 per share (the “Series A Preferred Shares”) to the Series A Investors.

B. In connection with the consummation of the transactions contemplated by the Share Purchase Agreement, the parties hereto desire to enter into this Agreement and the Ancillary Agreements (as defined in the Share Purchase Agreement) for the governance, management and operations of the Group Companies and for the rights and obligations between and among the parties hereto.

C. The Share Purchase Agreement provides that the execution and delivery of this Agreement by the parties shall be a condition precedent to the consummation of the transactions contemplated under the Share Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. INFORMATION RIGHTS; BOARD REPRESENTATION.

1.1. Information and Inspection Rights.

(a) Information Rights. Each of the Group Companies covenants and agrees that, commencing on the date of this Agreement, for so long as any Investor holds at least two percent (2%) of the then outstanding equity securities of the Company (on a fully diluted and as converted basis), the Group Companies shall deliver and procure to be delivered to each of such Investors:

(i) audited annual consolidated financial statements, within one hundred and twenty (120) days after the end of each fiscal year, audited by a reputable accounting firms acceptable to the Investors;

(ii) unaudited monthly consolidated financial statements, within fifteen (15) days after the end of each month;

(iii) an annual capital expenditure and operations budget of the Group Companies for the following fiscal year as approved in accordance with Section 8 under this Agreement, within forty-five (45) days prior to the end of each fiscal year;

(iv) copies of all Company documents or other Company information that pertain or may pertain to the rights, preferences, privileges or powers of the Investors sent to any shareholder;

(v) upon the reasonable prior written request by any Investor holds at least two percent (2%) of the then outstanding equity securities of the Company (on a fully diluted and as converted basis), such other information as such Investor shall reasonably request from time to time (the above rights, collectively, the “Information Rights”). All financial statements to be provided to such Investor pursuant to this Section 1.1(a) shall include an income statement, a balance sheet, a cash flow statement for the relevant period as well as for the fiscal year to-date and the analysis comparing the actual fiscal results to the annual budget and shall be prepared in conformance with the International Financial Reporting Standards or any other accounting principles acceptable to the Investors.

(b) Inspection Rights. Each of the Group Companies further covenants and agrees that, commencing on the date of this Agreement, for so long as any Investor holds at least two percent (2%) of the then outstanding equity securities of the Company (on a fully diluted and as converted basis), such Investor shall have (i) the right to inspect facilities, records and books of the Group Companies at any time during regular working hours upon reasonable prior notice to the Group Companies, and (ii) the right to discuss the business, operations and conditions of the Group Companies with their respective directors, officers, employees, accountants, legal counsel and investment bankers; provided that, if any Investor holds at least three percent (3%) of the then outstanding equity securities of the Company (on a fully diluted and as converted basis), then such Investor shall have the right to appoint independent auditor to examine the accounts of the Group Companies without imposing material adversity to the business operation of the Group Companies (collectively, the “Inspection Rights”); provided, further that, the Investors exercising the Inspection Rights shall furnish a written notice at least five (5) business days in advance to the Company which shall specify their intent and scope of such inspection. The Investors who elect to appoint independent auditor to examine the accounts of the Group Companies in accordance with this section 1.1(b), shall exercise such Inspection Right not more than once a year.

(c) Termination of Rights. The Information Rights and Inspection Rights shall terminate upon consummation of a firm commitment underwritten public offering of the ordinary shares of the Company (“Ordinary Shares”) in the United States, that has been registered under the United States Securities Act of 1933, as amended from time to time, including any successor statutes (the “Securities Act”), with the net proceeds to the Company of no less than fifty (50) million U.S. dollars (US$50,000,000) and the implied market capitalization of the Company immediately following such public offering shall be no less than two hundred and twenty-five (225) million U.S. dollars (US$225,000,000), or in a similar public offering of the Ordinary Shares of the Company in Hong Kong or another jurisdiction which results in the Ordinary Shares trading publicly on a recognized international securities exchange, provided that such offering in terms of price, net proceeds, implied market capitalization and regulatory approval is reasonably equivalent to the aforementioned public offering in the United States and is subject to the prior written approval of the holder(s) of a majority of the Series A Preferred Shares then outstanding to the extent the Series A Preferred Shares represent not less than six percent (6%) of the then outstanding equity securities of the Company (the “Majority Preferred Shareholders”), and subject to the provisions of Section 8 under this Agreement (a “Qualified Initial Public Offering”).

1.2. Board of Directors. The Amended and Restated Memorandum and Articles of Association of the Company (the “Restated Articles”) shall provide that the Board shall consist of four (4) members, which number of members shall not be changed except pursuant to an amendment to the Restated Articles. Effective from the date hereof,

(i) JOLLY UNIQUE LIMITED shall be entitled to appoint and remove one (1) director to the extent that it owns not less than seven percent (7%) of shares of the Company issued and outstanding (on an as-converted and fully diluted basis) (the “Investor Director”); and

(ii) the Founders shall be entitled to appoint and remove three (3) directors (the “Ordinary Directors”).

A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than three (3) directors, which directors in each case shall include the Investor Director. A meeting of directors will be adjourned to the same time and place seven (7) days later if a quorum is not present at that Board meeting. If at such adjourned meeting a quorum is still not present within forty-five (45) minutes from the time appointed for the meeting, the Directors present shall constitute a quorum. The Company shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with attending any meetings of the Board and any committee thereof. To the maximum extent permitted by Restated Articles and the laws of the jurisdiction in which the Company is organized, the Company shall indemnify and hold harmless the Investor Director against any and all losses and liabilities such Investor Director may suffer or incur as a result of or in such Investor Director’s capacity as a director of the Company.

1.3. Board Observer. SIG Global China Fund I, LLLP shall have the right to nominate one (1) observer (the “Observer”) to the Board provided it holds at least two percent (2%) of the then outstanding equity securities of the Company. All the Shareholders hereby unanimously confirm and agree that the Observer may attend the Company’s Board Meetings, raise comments and suggestions on matters under the Board’s review and may require access to meeting agenda, proposals and relevant meeting materials as well as meeting record, but the Observer shall not have voting rights with respect to any matters to be casted to the voting of the Board.

1.4. Board of the PRC Companies and the HK Company. Except as otherwise provided in this Agreement, each of the PRC Companies and the HK Company shall have the same number of directors as the Company, and the Investors shall be entitled to appoint the same number of directors to each of the PRC Companies and the HK Company as they are entitled to appoint to the Company.

2. REGISTRATION RIGHTS.

2.1. Applicability of Rights. The Holders (as defined below) shall be entitled to the following rights with respect to any proposed public offering of the Company’s Ordinary Shares in the United States and shall be entitled to reasonably equivalent or analogous rights with respect to any other offering of the Company’s securities in Hong Kong or any other jurisdiction in which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

2.2. Definitions. For purposes of this Section 2:

(a) Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by filing a registration statement which is in a form which complies with, and is declared effective by the SEC (as defined below) in accordance with, the Securities Act.

(b) Registrable Securities. The term “Registrable Securities” means Series Angel Registrable Securities, Series Pre-A Registrable Securities and/or Series A Registrable Securities.

(c) Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then Outstanding” shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding, issuable upon conversion of Preferred Shares then issued and outstanding, or issuable upon conversion or exercise of any warrant, right or other security then outstanding.

(d) Holder. For purposes of this Section 2, the term “Holder” means Series Angel Holder, Series Pre-A Holder and/or Series A Holder.

(e) Form F-3. The term “Form F-3” means such respective form under the Securities Act or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f) Registration Expenses. The term “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.3, 2.4 and 2.5 hereof, including, without limitation, all registration and filing fees, printing expenses, fees, and disbursements of counsel for the Company, reasonable fees and disbursements of one counsel for all the Holders, “blue sky” fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(g) SEC. The term “SEC” or “Commission” means the U.S. Securities and Exchange Commission.

(h) Selling Expenses. The term “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to Sections 2.3, 2.4 and 2.5 hereof.

(i) Series Angel Holder. The term “Series Angel Holder” shall mean any person owning or having the rights to acquire Series Angel Registrable Securities or any permitted assignee of record of such Series Angel Registrable Securities to whom rights under this Section 2 have been duly assigned in accordance with this Agreement.

(j) Series Angel Registrable Securities. The term “Series Angel Registrable Securities” shall mean (1) any Ordinary Shares of the Company issued or issuable pursuant to conversion of any shares of Series Angel Preferred Shares, (2) any Ordinary Shares issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, any Series Angel Preferred Shares described in clause (1) of this subsection (j), (3) any other Ordinary Shares of the Company owned or hereafter acquired by the holders of Series Angel Preferred Shares, and (4) any depositary receipts issued by an institutional depositary representing any of the foregoing. Notwithstanding the foregoing, “Series Angel Registrable Securities” shall exclude any Series Angel Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not validly assigned in accordance with this Agreement, and any Series Angel Registrable Securities which are sold in a registered public offering under the Securities Act or analogous statute of another jurisdiction, or sold pursuant to Rule 144 promulgated under the Securities Act or analogous rule of another jurisdiction.

(k) Series Angel Registrable Securities Then Outstanding. The number of shares of “Series Angel Registrable Securities then Outstanding” shall mean the number of Ordinary Shares of the Company that are Series Angel Registrable Securities and are then issued and outstanding, issuable upon conversion of Series Angel Preferred Shares then issued and outstanding, or issuable upon conversion or exercise of any warrant, right or other security then outstanding.

(l) Series Pre-A Holder. The term “Series Pre-A Holder” shall mean any person owning or having the rights to acquire Series Pre-A Registrable Securities or any permitted assignee of record of such Series Pre-A Registrable Securities to whom rights under this Section 2 have been duly assigned in accordance with this Agreement.

(m) Series Pre-A Registrable Securities. The term “Series Pre-A Registrable Securities” shall mean (1) any Ordinary Shares of the Company issued or issuable pursuant to conversion of any shares of Series Pre-A Preferred Shares, (2) any Ordinary Shares issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, any Series Pre-A Preferred Shares described in clause (1) of this subsection (m), (3) any other Ordinary Shares of the Company owned or hereafter acquired by the holders of Series Pre-A Preferred Shares, and (4) any depositary receipts issued by an institutional depositary representing any of the foregoing. Notwithstanding the foregoing, “Series Pre-A Registrable Securities” shall exclude any Series Pre-A Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not validly assigned in accordance with this Agreement, and any Series Pre-A Registrable Securities which are sold in a registered public offering under the Securities Act or analogous statute of another jurisdiction, or sold pursuant to Rule 144 promulgated under the Securities Act or analogous rule of another jurisdiction.

(n) Series Pre-A Registrable Securities Then Outstanding. The number of shares of “Series Pre-A Registrable Securities then Outstanding” shall mean the number of Ordinary Shares of the Company that are Series Pre-A Registrable Securities and are then issued and outstanding, issuable upon conversion of Series Pre-A Preferred Shares then issued and outstanding, or issuable upon conversion or exercise of any warrant, right or other security then outstanding.

(o) Series A Holder. The term “Series A Holder” shall mean any person owning or having the rights to acquire Series A Registrable Securities or any permitted assignee of record of such Series A Registrable Securities to whom rights under this Section 2 have been duly assigned in accordance with this Agreement.

(p) Series A Registrable Securities. The term “Series A Registrable Securities” shall mean (1) any Ordinary Shares of the Company issued or issuable pursuant to conversion of any shares of Series A Preferred Shares, (2) any Ordinary Shares issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, any Series A Preferred Shares described in clause (1) of this subsection (p), (3) any other Ordinary Shares of the Company owned or hereafter acquired by the holders of Series A Preferred Shares, and (4) any depositary receipts issued by an institutional depositary representing any of the foregoing. Notwithstanding the foregoing, “Series A Registrable Securities” shall exclude any Series A Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not validly assigned in accordance with this Agreement, and any Series A Registrable Securities which are sold in a registered public offering under the Securities Act or analogous statute of another jurisdiction, or sold pursuant to Rule 144 promulgated under the Securities Act or analogous rule of another jurisdiction.

(q) Series A Registrable Securities Then Outstanding. The number of shares of “Series A Registrable Securities then Outstanding” shall mean the number of Ordinary Shares of the Company that are Series A Registrable Securities and are then issued and outstanding, issuable upon conversion of Series A Preferred Shares then issued and outstanding, or issuable upon conversion or exercise of any warrant, right or other security then outstanding.

(r) Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute.

2.3. Demand Registration.

(a) Request by Holders. If the Company shall, at any time after the earlier of (i) the fifth (5th) anniversary of the Closing Date (as defined in the Share Purchase Agreement), or (ii) 180 days following the taking effect of a registration statement for a Qualified Initial Public Offering, receive a written request from the Holders of at least 25% of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of at least twenty percent (20%) (or any lesser percentage if the anticipated gross proceeds to the Company from such proposed offering would exceed US$5,000,000) of the Registrable Securities pursuant to this Section 2.3 (as applicable), then the Company shall, within ten (10) business days of the receipt of such written request, give a written notice of such request (“Request Notice”) to all Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2.3; provided that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 2.3 or Section 2.5 or in which the Holders had an opportunity to participate pursuant to the provisions of Section 2.4, other than a registration from which the Registrable Securities of the Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 2.4(a). The Company shall be obligated to effect no more than two (2) Registrations pursuant to this Section 2.3; provided that if the sale of all of the Registrable Securities sought to be included pursuant to this Section 2.3 is not consummated for any reason other than solely due to the action or inaction of the Holders including the Registrable Securities in such Registration, such Registration shall not be deemed to constitute one of the Registration rights granted pursuant to this Section 2.3. For purposes of this Agreement, reference to registration of securities under the Securities Act and the Exchange Act shall be deemed to mean the equivalent registration in a jurisdiction other than the United States as designated by such Holders, it is being understood and agreed that in each such case all references in this Agreement to the Securities Act, the Exchange Act and rules, forms of registration statements and registration of securities thereunder, U.S. law and the SEC, shall be deemed to refer, to the equivalent statutes, rules, forms of registration statements, registration of securities and laws of and equivalent government authority in the applicable non-U.S. jurisdiction. In addition, “Form F-3” shall be deemed to refer to Form S-3 or any comparable form under the U.S. securities laws in the condition that the Company is not at that time eligible to use Form F-3.

(b) Underwriting. If the Holders initiating the registration request under this Section 2.3 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.3 and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company or any subsidiary of the Company; provided further, that at least twenty percent (20%) (or any lesser percentage if the anticipated gross proceeds to the Company from such proposed offering would exceed US$5,000,000) of shares of Registrable Securities requested by the Holders to be included in such underwriting and registration shall be so included. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting registration pursuant to this Section 2.3, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further, that the Company shall not register any other of its shares during such twelve (12) month period. A demand right shall not be deemed to have been exercised until such deferred registration shall have been effected.

2.4. Piggyback Registrations.

(a) The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any employee benefit plan or a corporate reorganization), and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above- described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein. No Holder of Registrable Securities shall be granted piggyback registration rights superior to those of the Holders of the Preferred Shares without the consent in writing of the Majority Preferred Shareholders.

(b) Underwriting. If a registration statement under which the Company gives notice under this Section 2.4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement but subject to Section 2.13, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Registrable Securities then held by each such Holder, and third, to holders of other securities of the Company; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the aggregate number of shares of Registrable Securities for which inclusion has been requested; and (ii) all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c) Not Demand Registration. Registration pursuant to this Section 2.4 shall not be deemed to be a demand registration as described in Section 2.3 above. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.4.

2.5. Form F-3. In case the Company shall receive from any Holder a written request or requests that the Company effect a registration on Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a) Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 2.5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.5:

(i) if Form F-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$500,000;

(iii) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Form F-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement no more than once during any twelve (12) month period for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this Section 2.5; provided that the Company shall not register any of its other shares during such sixty (60) day period;

(iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Sections 2.3(b) and 2.4 (a); or

(v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

Subject to the foregoing, the Company shall file a Form F-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

(c) Not Demand Registration. Form F-3 registrations shall not be deemed to be demand registrations as described in Section 2.3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.5.

2.6. Expenses. All Registration Expenses incurred in connection with any registration pursuant to Sections 2.3, 2.4 or 2.5 (but excluding Selling Expenses, underwriting discounts and commissions, and fees for special counsel of the Holders participating in such registration) shall be borne by the Company. Each Holder participating in a registration pursuant to Sections 2.3, 2.4 or 2.5 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to Section 2.3; provided further, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to Section 2.3.

2.7. Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

(a) Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days or, in the case of Registrable Securities registered under Form F-3 in accordance with Rule 415 under the Securities Act or a successor rule, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s), and (ii) in the case of any registration of Registrable Securities on Form F-3 which are intended to be offered on a continuous or delayed basis, such ninety (90) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

(b) Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d) Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(e) Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) letters dated as of (x) the effective date of the registration statement covering such Registrable Securities and (y) the closing date of the offering, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

2.8. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.3, 2.4 or 2.5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities.

2.9. Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.3, 2.4 or 2.5:

(a) By the Company. To the extent permitted by law and its memorandum and articles of association, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or other United States federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any United States federal or state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any United States federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as such expenses are incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, legal counsel, underwriter or controlling person of such Holder.

(b) By Selling Holders. To the extent permitted by law, each selling Holder will, if Registrable Securities held by Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further, that in no event shall any indemnity under this Section 2.9(b) exceed the net proceeds received by such Holder in the registered offering out of which the applicable Violation arises.

(c) Notice. Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 2.9 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to this Section 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under this Section 2.9; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that a Holder (together with its related persons) is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) Survival; Consents to Judgments and Settlements. The obligations of the Company and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.10. Termination of the Company’s Obligations. The Company’s obligations pursuant to Sections 2.3, 2.4 and 2.5 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Sections 2.3, 2.4 or 2.5 shall terminate on the fifth anniversary of the Qualified Public Offering, or, if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may then be sold without registration in any ninety (90) day period pursuant to Rule 144 promulgated under the Securities Act.

2.11. No Registration Rights to Third Parties. The Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form F-3 registration rights described in this Section 2, or otherwise) relating to any securities of the Company which are senior to, or on a parity with, those granted to the Holders of Registrable Securities, unless it has obtained the prior written consent of the Majority Preferred Shareholders.

2.12. Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form F-3, after such time as a public market exists for the Ordinary Shares, the Company agrees to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) So long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company’s initial public offering), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3.

2.13. Market Stand-Off. Each party agrees that, so long as it holds any voting securities of the Company, upon request by the Company or the underwriters managing the initial public offering of the Company’s securities, it will not sell or otherwise transfer or dispose of any securities of the Company (other than those permitted to be included in the registration and other transfers to affiliates permitted by law) without the prior written consent of the Company or such underwriters, as the case may be, for a period of time specified by the representative of the underwriters to the extent as required by the applicable laws but not to exceed 180 days from the effective date of the registration statement covering such initial public offering or the pricing date of such offering as may be requested by the underwriters. The Company shall use commercially reasonable efforts to take all steps to shorten such lock-up period. The foregoing provision of this Section 2.13 shall not apply to the sale of any securities of the Company to an underwriter pursuant to any underwriting agreement, and shall only be applicable to the Holders if all other shareholders of the Company enter into similar agreements, and if the Company or any underwriter releases any other shareholder from his, her or its sale restrictions so undertaken, then each Holder shall be notified prior to such release and shall itself be simultaneously released to the same proportional extent. The Company shall require all future acquirers of the Company’s securities to execute prior to a Qualified Initial Public Offering a market stand-off agreement containing substantially similar provisions as those contained in this Section 2.13.

3. RIGHT OF PARTICIPATION.

3.1. General. The holders of Preferred Shares and Ordinary Shares (hereinafter collectively referred to as “Participation Rights Holders”, and each a “Participation Rights Holder”) shall have the right of first refusal to purchase such Participation Rights Holder’s Pro Rata Share (as defined below), of the New Securities (as defined in Section 3.3) that the Company may from time to time issue after the date of this Agreement (the “Right of Participation”).

3.2. Pro Rata Share. A Participation Rights Holder’s “Pro Rata Share” for purposes of the Right of Participation is the ratio of (a) the number of Ordinary Shares (calculated on an as-converted and fully diluted basis) held by such Participation Rights Holder, to (b) the total number of Ordinary Shares (calculated on an as-converted and fully diluted basis) then outstanding immediately prior to the issuance of New Securities giving rise to the Right of Participation.

3.3. New Securities. “New Securities” shall mean any Preferred Shares, Ordinary Shares or other voting shares of the Company and rights, options or warrants to purchase such Preferred Shares, Ordinary Shares and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Preferred Shares, Ordinary Shares or other voting shares, provided, however, that the term “New Securities” shall not include:

(a) any Ordinary Shares (and/or options or warrants therefor) issued to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to the Company’s employee share option plans as approved by the Board (including the affirmative vote of the Investor Director);

(b) any Preferred Shares issued under the Share Purchase Agreement, as such agreement may be amended and any Ordinary Shares issued pursuant to the conversion thereof;

(c) any securities issued in connection with any share split, share dividend or other similar event in which all Participation Rights Holders are entitled to participate on a pro rata basis;

(d) any securities issued upon the exercise, conversion or exchange of any outstanding security if such outstanding security constituted a New Security, including the ordinary shares issued upon the conversion of any Preferred Shares;

(e) any securities issued pursuant to a Qualified Initial Public Offering;

(f) any securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization approved by the Majority Preferred Shareholders in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity; or

(g) any securities that are excluded from New Securities approved by the Majority Preferred Shareholders and subject to the provisions of Section 8 under this Agreement, provided that the approving holders shall not be the purchaser or affiliate of any purchaser of such securities.

3.4. Procedures.

(a) First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Participation Rights Holder written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall have twenty (20) days from the date of receipt of any such First Participation Notice to agree in writing to purchase up to such Participation Rights Holder’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Participation Rights Holder’s Pro Rata Share). If any Participation Rights Holder fails to so agree in writing within such twenty (20) days period to purchase such Participation Rights Holder’s full Pro Rata Share of an offering of New Securities, then such Participation Rights Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not agree to purchase.

(b) Second Participation Notice; Oversubscription. If any holder of Preferred Shares fails or declines to exercise its Right of Participation for its full Pro Rata Share of the New Securities in accordance with subsection (a) above, the Company shall promptly give notice (the “Second Participation Notice”) to other holders of Preferred Shares who exercised their Right of Participation in full (the “Oversubscription Participants”) (if any) in accordance with subsection (a) above. Each Oversubscription Participant shall have five (5) business days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy (the “Additional Number”). Such notice may be made by telephone if confirmed in writing within two (2) business days. If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities which are not fully subscribed by the holders of Preferred Shares in accordance with subsection (a) above (the “Remaining New Securities”), each Oversubscription Participant will be cut back by the Company with respect to its oversubscription to that number of the Remaining New Securities equal to the lesser of (x) the Additional Number and (y) the product obtained by multiplying (i) the number of Remaining New Securities by (ii) a fraction, the numerator of which is the number of Ordinary Shares (calculated on an as-converted and fully diluted basis) held by such Oversubscription Participant and the denominator of which is the total number of Ordinary Shares (calculated on an as-converted and fully diluted basis) held by all the Oversubscription Participants; provided that if any Oversubscription Participant proposes to subscribe such number of Remaining New Securities that is less than its pro rata portion thereof as calculated in accordance with the aforementioned formula in this Section 3.4(b)(y), each Oversubscription Participant that has elected to subscribe its full pro rata portion of the Remaining New Securities shall, at its sole discretion, make such adjustment to its oversubscription amount so that any and all Remaining New Securities may be allocated to such Oversubscription Participant(s). Each Participation Rights Holders who exercised their Right of Participation in part or in full (the “Right Participants”) shall be obligated to buy such number of New Securities as determined by the Company pursuant to this Section 3.4 and the Company shall so notify the Right Participants within fifteen (15) business days following the date of First Participation Notice (in the event no Participation Rights Holder fully exercises the Right of Participation) or the date of the Second Participation Notice.

3.5. Failure to Exercise. Upon the expiration of the Second Participation Period, or in the event no Participation Rights Holder fully exercises the Right of Participation within twenty (20) days following the issuance of the First Participation Notice, the Company shall have one hundred and twenty (120) days thereafter to sell the New Securities described in the First Participation Notice (with respect to which the Right of Participation hereunder were not exercised) at the same or higher price and upon non- price terms not materially more favorable to the purchasers thereof than specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such one hundred and twenty (120) days period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Participation Rights Holders pursuant to this Section 3.

3.6. Termination. The Right of Participation for each Participation Rights Holder shall terminate upon a Qualified Initial Public Offering.

4. TRANSFER RESTRICTIONS.

4.1. Certain Definitions. For purposes of this Section 4, “Non-Investor Ordinary Shares” means (i) the Company’s outstanding Ordinary Shares, (ii) the Ordinary Shares issuable upon exercise of outstanding options or warrants, and (iii) the Ordinary Shares issuable upon conversion of any outstanding convertible securities, other than the Ordinary Shares issued or issuable upon conversion of the Preferred Shares, or otherwise being held by any of the Investors; and “Non-Investor Ordinary Shareholder” means any holder of Non-Investor Ordinary Shares of the Company, which shall in no event be an Investor.

4.2. Preferred Shareholders’ Right of First Refusal. Subject to Section 4.5 of this Agreement, if any Non-Investor Ordinary Shareholder proposes to sell or transfer any Non-Investor Ordinary Shares held by it (the “Selling Shareholder”), then such Selling Shareholder shall promptly give a written notice (the “Transfer Notice”) to the Company and each of the Preferred Shareholders(the “Non-Selling Shareholders”) prior to such sale or transfer. The Transfer Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the number of Non-Investor Ordinary Shares to be sold or transferred (the “Offered Shares”), the nature of such sale or transfer, the consideration to be paid, and the name of each prospective purchaser or transferee. The Non-Selling Shareholders shall have an option for a period of twenty (20) days from receipt of the Transfer Notice to elect to purchase the Offered Shares at the same price and subject to the same terms and conditions as described in the Transfer Notice. Each Non-Selling Shareholder will have the right, exercisable upon a written notice (the “Non-Selling Shareholder’s First Refusal Notice”) to the Selling Shareholder, the Company and each other Non-Selling Shareholder within twenty (20) days after receipt of the Transfer Notice (the “Non-Selling Shareholder’s First Refusal Period”) of its election to exercise its right of first refusal hereunder. The Non-Selling Shareholder’s First Refusal Notice shall set forth the number of Offered Shares that such Non-Selling Shareholder wishes to purchase, which amount shall not exceed the First Refusal Allotment (as defined below) of such Non-Selling Shareholder. Such right of first refusal shall be exercised as follows:

(a) First Refusal Allotment. Each Non-Selling Shareholder shall have the right to purchase that number of the Offered Shares (the “First Refusal Allotment”) equivalent to the product obtained by multiplying the aggregate number of the Offered Shares by a fraction, the numerator of which is the number of Ordinary Shares issued or issuable upon conversion of the Preferred Shares(on an as-converted and fully diluted basis) held by such Non-Selling Shareholder at the time of the transaction and the denominator of which is the total number of Ordinary Shares issued or issuable upon conversion of the Preferred Shares (on an as-converted and fully diluted basis) owned by all Non-Selling Shareholders at the time of the transaction who elect to participate in the right of first refusal purchase. A Non-Selling Shareholder shall not have a right to purchase any of the Offered Shares unless it exercises its right of first refusal within the Non-Selling Shareholder’s First Refusal Period to purchase all or any part of its First Refusal Allotment of the Offered Shares. To the extent that any Non-Selling Shareholder does not exercise its right of first refusal to the full extent of its First Refusal Allotment, the Selling Shareholder and the exercising Non-Selling Shareholders shall, at the exercising Non-Selling Shareholders’ sole discretion, within ten (10) days after the end of the Non-Selling Shareholder’s First Refusal Period (the “Overallotment Period”), make such adjustment to the First Refusal Allotment of each exercising Non-Selling Shareholder so that any remaining Offered Shares may be allocated to those Non-Selling Shareholders exercising their rights of first refusal on a pro rata basis.

(b) Purchase Price and Payment. The purchase price for the Offered Shares to be purchased by the Non-Selling Shareholders exercising their right of first refusal will be the price set forth in the Transfer Notice, and will be payable as set forth below. If the purchase price in the Transfer Notice includes consideration other than cash, the cash equivalent value of the non- cash consideration will be as previously determined by the Board (including the affirmative vote of the Investor Director) in good faith, which determination will be binding upon the Company, the Selling Shareholder and the Non-Selling Shareholders, absent fraud or error. Payment of the purchase price for the Offered Shares purchased by the Non-Selling Shareholders shall be made within ten (10) days following the date of the First Refusal Expiration Notice (as defined in the Section 4.2(c) below) by wire transfer or check as directed by the Selling Shareholder.

(c) Expiration Notice. Within ten (10) days after the expiration of the Overallotment Period, or the expiration of the Non-Selling Shareholder’s First Refusal Period in case each of the Non-Selling Shareholders has exercised its right of first refusal to the full extent of its First Refusal Allotment, as applicable, the Selling Shareholder will give a written notice (the “First Refusal Expiration Notice”) to the Non-Selling Shareholders specifying either (i) that all of the Offered Shares were subscribed by the Non-Selling Shareholders exercising their rights of first refusal, or (ii) that the Non-Selling Shareholders have not subscribed for all of the Offered Shares, in which case the First Refusal Expiration Notice shall specify the Co-Sale Pro Rata Portion (as defined below) of the remaining Offered Shares (if any) for the purpose of the co- sale right of the holders of the Preferred Shares described in the Section 4.3 below.

(d) Rights of a Selling Shareholder. If any Non-Selling Shareholder exercises its right of first refusal to purchase the Offered Shares, then, upon the date the notice of such exercise is given by the Non-Selling Shareholder and the receipt of all purchase price for the Offered Shares purchased by the Non-Selling Shareholders, the register of members shall be updated, and the Selling Shareholder shall have no further rights as a holder of such Offered Shares, and the Selling Shareholder will forthwith cause all certificate(s) evidencing such Offered Shares to be surrendered to the Company together with an executed instrument of transfer to effect the transfer to such Non-Selling Shareholder.

4.3. Co- Sale Right. In the event that the Non-Selling Shareholders have not exercised their right of first refusal with respect to any or all of the Offered Shares, then the remaining Offered Shares not subscribed for under the right of first refusal pursuant to Section 4.2 above shall be subject to co-sale rights under this Section 4.3 and each Non-Selling Shareholder who have not exercised any of its right of first refusal with respect to the Offered Shares shall have the right (each a “Participating Shareholder”), exercisable upon a written notice to the Selling Shareholder, the Company and each other Preferred Shareholder (the “Co-Sale Notice”) within twenty (20) days after receipt of First Refusal Expiration Notice (the “Co-Sale Right Period”), to participate in such sale of the Offered Shares on the same terms and conditions as set forth in the Transfer Notice (the “Co-sale Right”). The Co-Sale Notice shall set forth the number of Ordinary Shares (on both an absolute and as-converted to Ordinary Shares basis) that such Participating Shareholder wishes to include in such sale or transfer, which amount shall not exceed the Co-Sale Pro Rata Portion (as defined below) of such Participating Shareholder. To the extent one or more of Participating Shareholders exercise the Co-sale Right in accordance with the terms and conditions set forth below, the number of Non-Investor Ordinary Shares that such Selling Shareholder may sell in the transaction shall be correspondingly reduced. The Co- sale Right of each Participating Shareholder shall be subject to the following terms and conditions:

(a) Co-Sale Pro Rata Portion. Each Participating Shareholder may sell all or any part of that number of Ordinary Shares held by it that is equal to the product obtained by multiplying (x) the aggregate number of the Offered Shares subject to the Co-sale Right hereunder by (y) a fraction, the numerator of which is the number of Ordinary Shares issued or issuable upon conversion of the Preferred Shares (on an as-converted and fully diluted basis) owned by such Participating Shareholder at the time of the sale or transfer and the denominator of which is the combined number of Ordinary Shares issued or issuable upon conversion of the Preferred Shares (on an as-converted and fully diluted basis) at the time owned by all Participating Shareholders who elect to exercise their Co-sale Rights (if any Participating Shareholder does not elect to exercise the Co-sale Right to the full extent then its proportion of Ordinary Shares (on as-converted basis) for calculation in the numerator and denominator shall be proportionately reduced) and the Selling Shareholder (“Co-Sale Pro Rata Portion”).

(b) Transferred Shares. Each Participating Shareholder shall effect its participation in the sale by promptly delivering to the Selling Shareholder for transfer to the prospective purchaser an executed instrument of transfer, properly endorsed for transfer, which represent:

(i) the number of Ordinary Shares which such Participating Shareholder elects to sell;

(ii) that number of Preferred Shares which is at such time convertible into the number of Ordinary Shares that such Participating Shareholder elects to sell; provided in such case that, if the prospective purchaser objects to the delivery of Preferred Shares in lieu of Ordinary Shares, such Participating Shareholder shall convert such Preferred Shares into Ordinary Shares and deliver Ordinary Shares as provided in Subsection 4.3(b)(i) above. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser; or

(iii) a combination of the above, together with an instrument of transfer duly executed by such Participating Shareholder.

(c) Payment to the Participating Shareholder. The share certificate or certificates that the Participating Shareholder delivers to the Selling Shareholder pursuant to Section 4.3(b) shall be transferred to the prospective purchaser and the register of members of the Company shall be updated in consummation of the sale of the Offered Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Shareholder shall concurrently therewith remit to such Participating Shareholder that portion of the sale proceeds to which such Participating Shareholder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase any shares or other securities from a Participating Shareholder exercising its Co- sale Right hereunder, the Selling Shareholder shall not sell to such prospective purchaser or purchasers any Non-Investor Ordinary Shares unless and until, simultaneously with such sale, the Selling Shareholder shall purchase such shares or other securities from such Participating Shareholder.

(d) Right to Transfer. To the extent the Non-Selling Shareholders do not elect to purchase, or to participate in the sale of, any or all of the Offered Shares subject to the Transfer Notice, the Selling Shareholder may, not later than one hundred and twenty (120) days following delivery to the Company and each of the Non-Selling Shareholders of the Transfer Notice, conclude a transfer of the remaining Offered Shares, which in each case shall be on substantially the same terms and conditions as those described in the Transfer Notice. The Selling Shareholders shall cause any prospective purchaser of such shares to comply with this Agreement and Restated Articles, as maybe amended from time to time, to the fullest extent. Any proposed transfer on terms and conditions which are materially different from those described in the Transfer Notice, as well as any subsequent proposed transfer of any Non-Investor Ordinary Shares by the Selling Shareholder, shall again be subject to the right of first refusal of the Non-Selling Shareholders and the Co- sale Right of the Participating Shareholder and shall require compliance by the Selling Shareholder with the procedures described in Sections 4.2 and 4.3 of this Agreement.

4.4. Permitted Transfers. Notwithstanding anything to the contrary contained herein, the right of first refusal and Co- sale Rights of the Preferred Shareholders as set forth in Section 4.2 and Section 4.3 above shall not apply to (a) any sale or transfer of Non-Investor Ordinary Shares to the Company pursuant to a repurchase right or right of first refusal held by the Company in the event of a termination of employment or consulting relationship; (b) any transfer to the parents, children or spouse, or to trusts for the benefit of such persons, of any Non-Investor Ordinary Shareholder for bona fide estate planning purposes; and (c) any sale or transfer of Non-Investor Ordinary Shares to the employees, officers, directors, consultants or advisers of the Group Companies pursuant to any employee and advisor share incentive plan as approved by the Board of the Company (including the affirmative vote of the Investor Director) (each transferee pursuant to the foregoing subsections (a), (b) and (c), a “Permitted Transferee”); provided that (i) such transfer is effected in compliance with all applicable Laws, (ii) adequate documentation therefor is provided to the Investors and that any such Permitted Transferee agrees in writing to be bound by this Agreement in place of the relevant transferor, and (iii) reasonable evidence of the satisfaction of all applicable filings or registrations required under the SAFE (as defined in the Purchase Agreement) rules and regulations; provided further, that such transferor shall remain liable for any breach by such Permitted Transferee of any provision hereunder.

Notwithstanding the foregoing, the Founders and/or Founder Holdcos shall have the right to transfer an aggregate amount of not more than 6,818,182 Ordinary Shares of the Company (subject to appropriate adjustments in the event of any share dividend, share split, combination or similar recapitalization affecting such shares) to any third party, provided, however, the Founders and/or Founder Holdcos shall furnish a prior written notice to the Preferred Shareholders with respect to the foregoing transfer, and for the avoidance of doubt, such transfer shall be subject to the Preferred Shareholders’ Right of First Refusal as set forth in Section 4.2 above.

4.5. Prohibited Transfers. Except for transfers by any Non-Investor Ordinary Shareholder to its Permitted Transferees as provided in Section 4.4 above, none of the Non-Investor Ordinary Shareholders or their Permitted Transferees shall, unless with the prior written consent of the Majority Preferred Shareholders and subject to the provisions of Section 8 under this Agreement, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions any Non-Investor Ordinary Shares held by him to any person on or prior to a Qualified Initial Public Offering. Any attempt by a party to sell or transfer Non-Investor Ordinary Shares in violation of this Section 4 shall be void and the Company hereby agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares unless with the written consent of the Majority Preferred Shareholders and subject to the provisions of Section 8 under this Agreement.

4.6. Notwithstanding anything to the contrary, Section 4.2, 4.3 and 4.5 shall not apply to any proposed transfer of Preferred Shares or Ordinary Shares owned or held by any of the Investors and the proposed transfer of Preferred Shares or Ordinary Shares issued upon conversion of Preferred Shares owned or held by any of the Non-Investor Ordinary Shareholders, without prejudice to the rights of the Preferred Shareholders to purchase any Offered Shares to be transferred by any Non-Investor Ordinary Shareholder pursuant to Section 4.2 and 4.3. Notwithstanding the foregoing, without the consent of the Founders, none of the Investors and/or their transferee or assignees may transfer any Equity Securities of the Company to any Competitor of the Company as listed in Schedule C attached hereto, which list may be updated every twelve (12) months with the prior written approval of the Board (including the affirmative vote of the Investor Director, which approval shall not be unreasonably withheld) in good faith.

4.7. The shareholders specifically agree that the restrictions with regard to the transfer of the Non-Investor Ordinary Shares as described under this Section 4 shall apply equally to transfer of the shares of the Founder Holdcos, as if each of the provisions under this Section 4 has been repeated under this Section 4.7 with regard to transfer of the shares of the Founder Holdcos except that the reference to the shares in the Company has been revised to refer to the shares in the Founder Holdcos, as applicable, so that the result of such restrictions on the indirect transfer of the shares in the Company by transferring the shares in the Founder Holdcos is the same as if the Founder Holdcos directly transfer the relevant shares in the Company.

4.8. Restriction on Indirect Transfers. Except as contemplated in section 4.4, or unless with the prior written approval of the Majority Preferred Shareholders and subject to the provisions of Section 8 under this Agreement:

(a) (i) The Founders shall not, directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions any equity interest held, directly or indirectly, by them in the Founder Holdcos to any person; and (ii) the Founder Holdcos shall not, and the Founders shall not cause the Founder Holdcos to, issue to any person any Equity Securities (as defined in the Share Purchase Agreement) of the Founder Holdcos or any options or warrants for, or any other securities exchangeable for or convertible into, such Equity Securities of the Founder Holdcos.

(b) the Founders and the Founder Holdcos shall not, or shall not cause or permit any other person to, directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions any Non-Investor Ordinary Shares held or controlled by them or the Founder Holdcos respectively in the Company to any person. Any transfer in violation of this Section 4.8 shall be void and the Company hereby agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such equity interest.

(c) Each Group Company (other than the Company) shall not, and the Founders shall not cause any Group Company (other than the Company) to, issue to any person any Equity Securities of such Group Company, or any options or warrants for, or any other securities exchangeable for or convertible into, such Equity Securities of such Group Company.

4.9. Guarantees by the Founders. The Founders hereby guarantee and warrants the performance and obligations of the Founder Holdcos under this Agreement.

4.10. Legend.

(a) Each certificate representing the Ordinary Shares shall be endorsed with the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN A SHAREHOLDERS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

(b) Each party agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 4.10(a) above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of the provisions of this Section 4.

4.11. Term. The provisions under this Section 4 shall terminate upon a Qualified Initial Public Offering.

5. RESERVED.

6. ASSIGNMENT AND AMENDMENT.

6.1. Assignment and Amendment. Notwithstanding anything herein to the contrary:

(a) Information Rights; Registration Rights. Subject to the requirements as set forth in Section 1.1, Section 2 and Section 4.6, the Information and Inspection Rights under Section 1.1 may be assigned to any holder of Preferred Shares; and the registration rights of the Holders under Section 2 may be assigned to any Holder or to any person acquiring Registrable Securities, provided, however, that in either case no party may assign any of the foregoing rights unless the Company is given a written notice by the assigning party stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 6.

(b) Right of Participation; Right of First Refusal; Co-Sale Right. The rights of the Preferred Shareholders and the rights of the Preferred Shareholders under Section 3 to Section 4 are fully assignable in connection with a transfer of shares of the Company by such Preferred Shareholders; provided, however, that no party may assign any of the foregoing rights unless the Company is given a written notice by the Preferred Shareholders stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement.

6.2. Amendment of Rights. Any provision in this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) as to the Company, only by the Company; (ii) as to the Series Angel Investor only with respect to the Series Angel Preferred Shares held by such Series Angel Investor, by persons or entities holding a majority of the Series Angel Preferred Shares and their permitted assigns; provided, however, that any holder of the Series Angel Preferred Shares may waive any of its rights hereunder without obtaining the consent of any other holders of the Series Angel Preferred Shares or their assigns; (iii) as to the holders of Series Pre-A Preferred Shares, only with respect to the Series Pre-A Preferred Shares held by such holders, by persons or entities holding a majority of the Series Pre-A Preferred Shares and their permitted assigns; provided, however, that any holder of the Series Pre-A Preferred Shares may waive any of its rights hereunder without obtaining the consent of any other holders of the Series Pre-A Preferred Shares or their assigns; (iv) as to the Series A Investors only with respect to the Series A Preferred Shares held by such Series A Investors, by persons or entities holding a majority of the Series A Preferred Shares and their permitted assigns; provided, however, that any holder of the Series A Preferred Shares may waive any of its rights hereunder without obtaining the consent of any other holders of the Series A Preferred Shares or their assigns; and (v) as to the holders of Ordinary Shares, by persons or entities holding a majority of the Ordinary Shares and their assigns; provided, however, that any holder of Ordinary Shares may waive any of its rights hereunder without obtaining the consent of any other holders of Ordinary Shares or their assigns. Any amendment or waiver effected in accordance with this Section 6.2 shall be binding upon the Company, the Preferred Shareholders the holders of Ordinary Shares and their respective assigns.

7. CONFIDENTIALITY AND NON- DISCLOSURE.

7.1. Disclosure of Terms. The terms and conditions of this Agreement and the Share Purchase Agreement, and all exhibits attached to such agreements (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below; provided that such confidential information shall not include any information that is in the public domain other than caused by the breach of the confidentiality obligations hereunder.

7.2. Press Releases, Etc. Any press release issued by the Company shall not disclose any of the Financing Terms and the final form of such press release shall be approved in advance in writing by the Investors. No other announcement regarding any of the Financing Terms in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the Investors’ prior written consent.

7.3. Permitted Disclosures. Notwithstanding the foregoing, any party may disclose any of the Financing Terms to its current or bona fide prospective investors, employees, prospective permitted transferees, investment bankers, lenders, partners, accountants and attorneys, in each case only where such persons or entities have the need to know such information and are subject to appropriate nondisclosure obligations. Without limiting the generality of the foregoing, the Investors shall be entitled to disclose the Financing Terms for the purposes of fund reporting or inter-fund reporting or to their fund manager, other funds managed by their fund manager and their respective auditors, counsel, directors, officers, employees, sources of capital, shareholders or investors.

7.4. Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement and the Share Purchase Agreement, any of the exhibits attached to such agreements, or any of the Financing Terms hereof in contravention of the provisions of this Section 7, such party (the “Disclosing Party”) shall provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non- Disclosing Parties.

7.5. Other Information. The provisions of this Section 7 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties with respect to the transactions contemplated hereby.

7.6. Notices. All notices required under this section shall be made pursuant to Section 9.1 of this Agreement.

8. PROTECTIVE PROVISIONS.

8.1. Matters Requiring Approval of Majority Preferred Shareholders. In addition to such other limitations as may be provided in the Restated Articles, for so long as any Preferred Shares are outstanding, none of the Group Companies shall take any of the following actions before Qualified Initial Public Offering unless the affirmative vote or prior written consent of the Majority Preferred Shareholders has been obtained:

(a) any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the Preferred Shares (for the avoidance of doubt, any adverse amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of certain class of Preferred Shares shall be subject to the consent of the holder(s) of such Preferred Shares if such amendment or change is not equally applied to all the Preferred Shares of such class);

(b) any action that reclassifies any outstanding securities into securities having preferences or priority to or on a parity with the preference of the Preferred Shares;

(c) any authorization, creation or issuance by any Group Company of any new securities or any instruments that are convertible into securities having preferences superior to or on a parity with the Preferred Shares or any other securities of any Group Company, excluding (x) any issuance of Ordinary Shares upon conversion of any Preferred Share; and (y) any issuance of securities as a dividend or distribution on any Preferred Shares;

(d) any increase or decrease in the authorized number of shares of any class of shares or registered capital of any Group Company; or dispose or dilute the Company’s interest, directly or indirectly, in any of the Group Company; or sell, transfer, dispose of, or create encumbrance over, any Equity Securities (or any interest therein) of any direct or indirect subsidiary or affiliate of the Company or other dilution of the Company’s interest, directly or indirectly, in any of its subsidiaries or affiliates;

(e) any change to the Memorandum and Articles of Association or other charter documents of any Group Company, which would have adverse effect to the rights, preferences, privileges or powers of the Investor(s);

(f) any spin-off, sub-division, or any other transaction of a similar nature or having a similar economic effect as any of the foregoing, or other forms of restructuring of any Group Company;

(g) the liquidation, dissolution or winding up of the Company.

provided that, where a Special Resolution as defined under the Restated Articles, is required by the Companies Law (as amended) of the Cayman Islands to approve any of the matters listed above, and such matter has not received the consent of the Majority Preferred Shareholders, then the Preferred Shares held by the holders who voted against the special resolution at a meeting shall together carry the number of votes equal to the votes of all members who voted for the resolution plus one.

8.2. Matters Requiring Approval of Investor Director. In addition to such other limitations as may be provided in the Restated Articles, the Group Companies shall not take any of the following actions before the Qualified Initial Public Offering unless the affirmative vote or prior written consent of the Investor Director has been obtained:

(a) any issuance or sale of equity or debt securities of any Group Company (in a single transaction or a series related transactions);

(b) any action that repurchases, redeems or retires any voting securities of any Group Company other than pursuant to (x) contractual rights to repurchase Ordinary Shares or Preferred Shares of employees, directors or consultants of the Company or its subsidiaries upon termination of their employment or services, (y) the exercise of a contractual right of first refusal held by the Company or (z) Article 42 of the Restated Articles;

(c) the consolidation or merger with or into any other business entity or the sale of all or substantially all the assets of any Group Company or the license out of all or substantially all of the intellectual property rights of any Group Company;

(d) any disposing of or licensing to any third party any patent, brand, copyright, trademark or any intellectual property of the Group Company, unless such transaction occurs in the ordinary course of business of the Group Company and on normal commercial terms;

(e) any termination of, unapproved amendment to or breach of any contracts among the Group Companies designed to provide the Company with control over, and the ability to consolidate the financial statements of, direct or indirect subsidiaries and/or controlled entities, including without limitation termination of, or any material amendment to, the Restructuring Documents (as defined in the Share Purchase Agreement);

(f) the declaration or payment of a dividend or other distributions on any securities of any Group Company;

(g) the adoption of or any material amendment to the annual budget for the Group Companies;

(h) incurrence of debt or assumption of any loan, facility or other financial obligation from, or issue, assumption, provision of guarantee, charge, lien or indemnity warranty in favor of a third party, or creation of any liability (including without limitation any off-balance-sheet liability or contingent liability) by any Group Company, or on any patent, copy right, trademark, or any other intellectual property right of the Group Companies, in excess of US$500,000 in a single transaction or in excess of US$2,000,000 in the aggregate in any consecutive twelve (12) months period outside the annual budget of the Group Companies;

(i) the provision of loans by any Group Company to any director, officer or employee of any Group Company, excluding any advance payment provided to the employees of the Group Companies for the purpose of business operation which are not in excess of US$500,000 (in a single transaction or a series related transactions);

(j) any transaction involving (i) any shareholder of the Company or any Group Company’s employees, officers, directors, or any related party of any of the foregoing on one hand, and (ii) any Group Company on the other hand;

(k) any equity investment, in excess of US$500,000 in a single transaction or in excess of US$2,000,000 in the aggregate in any consecutive twelve (12) months period outside the annual budget of the Group Companies, in any third party, or the creation of any new subsidiaries or joint ventures, or having any subsidiary that is not wholly owned by any Group Company;

(l) any purchase or disposal of business or assets, in excess of US$500,000 in a single transaction or in excess of US$2,000,000 in the aggregate in any consecutive twelve (12) months period outside the annual budget of the Group Companies, by any Group Company, or outside the ordinary course of business of such Group Company;

(m) any incurrence of material transaction outside the ordinary course of business or annual budget of any Group Company, in excess of US$500,000 in a single transaction or in excess of US$2,000,000 in the aggregate in any consecutive twelve (12) months period;

(n) any increase in the maximum number of shares covered by the Company’s employee share option plans approved by the Board of the Company (including the affirmative vote of the Investor Director) or any other similar plans, or any settlement or alteration of the terms of any profit sharing scheme or any employee share option or share participation schemes;

(o) adoption, material amendment or termination of any employee stock or option incentive plan or any other equity bonus or incentive, purchase or participation plan or other similar plans for the benefit of employees, officers, directors, contractors, advisors or consultants and;

(p) any material change to the business scope, or nature of business of any Group Company, enter into any new business other than those as currently conducted by the Group Companies, cessation of any business of any Group Company;

(q) the initial public offering of any of the shares or other equity or debt securities of any Group Company (or as the case may be, the shares or securities of the relevant entity resulting from any merger, reorganization or other arrangements made by or to the Company for the purposes of public offering), and the determination of the listing venue, underwriter, timing, valuation and other terms of the initial public offering;

(r) the appointment or removal of any auditor of any Group Company or any material change in the accounting and financial policies of any Group Company;

(s) the appointment or replacement of the Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, Chief Operating Officer and any other chief officers of similar rank of any Group Company;

(t) the increase in the compensation of any senior management personnel of any Group Company whose annual compensation exceeds RMB 1,000,000, including the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of any Group Company (if applicable), by more than 30% in any consecutive twelve (12) months;

(u) any increase or decrease in the authorized size of the board of directors of any Group Company;

(v) settlement of any litigation or arbitration proceedings involving value of no less than US$500,000 in a single transaction or no less than US$2,000,000 in the aggregate in any consecutive twelve (12) months; or

(w) enter into any binding agreement or make any commitment to do any of the foregoing.

9. GENERAL PROVISIONS.

9.1 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Exhibit A hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) business days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Exhibit A; or (d) three (3) business days after deposit with an international overnight delivery service, postage prepaid, addressed to the parties as set forth in Exhibit A with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 9.1 by giving the other party written notice of the new address in the manner set forth above.

9.2 Entire Agreement. This Agreement and the Share Purchase Agreement, and other Transaction Documents (as defined in the Share Purchase Agreement), together with all the exhibits hereto and thereto, constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof. Capitalized terms which are not defined hereinto shall have the same meaning as such in the Share Purchase Agreement.

9.3 Most Favored Nation Treatment. In the event the Company had granted any other current shareholder of the Company any rights, privileges or protections more favorable than those granted to the Series A Investors prior to the date of this Agreement, the Series A Investors shall, at its option, be entitled to the same rights, privileges or protections pari passu with such current shareholder of the Company.

9.4 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the Hong Kong Special Administrative Zone of the People’s Republic of China (“Hong Kong”), without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of Hong Kong to the rights and duties of the parties hereunder.

9.5 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

9.6 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their permitted successors and assigns any rights or remedies under or by reason of this Agreement. The Contracts (rights of third parties) Ordinance shall not apply to this Agreement.

9.7 Successors and Assigns. Subject to the provisions of Section 6.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto. Subject to applicable laws, this Agreement and the Restated Articles, the rights of each Preferred Shareholders hereunder are assignable together with the related obligations in connection with any transfer of the equity securities of the Company held by such Preferred Shareholder.

9.8 Interpretation; Captions. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement.

9.9 Counterparts. This Agreement may be executed (including facsimile signature) in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.10 Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Preferred Shares or Ordinary Shares of the Company, then, upon the occurrence of any subdivision, combination or share dividend of the Preferred Shares or Ordinary Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

9.11 Aggregation of Shares. All Preferred Shares or Ordinary Shares held or acquired by affiliated entities or persons (as defined in Rule 144 under the Securities Act) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

9.12 Shareholders Agreement to Control. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Restated Articles, the terms of this Agreement shall prevail as between the Founder Holdcos, the HK Company, the WFOE, the Domestic Company, the Founders and the Investors only, who hereby undertake to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Restated Articles so as to eliminate such inconsistency.

9.13 Dispute Resolution.

(a) Arbitration. Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (the “HKIAC”) for arbitration in Hong Kong. The arbitration shall be conducted in accordance with the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted (the “Arbitration Rules”). If the Arbitration Rules are in conflict with the provisions of this Section 9.13, including the provisions concerning the appointment of arbitrators, the provisions of this Section 9.13 shall prevail.

(b) There shall be three (3) arbitrators. The complainant and the respondent to such dispute shall each select one (1) arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice law in Hong Kong. If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the chairman of the HKIAC.

(c) The arbitration proceedings shall be conducted in English. The seat of arbitration shall be Hong Kong.

(d) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award.

(e) Any party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

9.14 Further Actions. Each shareholder of the Company agrees that it shall use its best effort to enhance and increase the value and principal business of the Company.

9.15 Incorporation by Reference. Articles 35, 36, 37, 38, 39, 42, 43, 107 and 131 of the Restated Articles (and for the purpose of this section 9.15, the definitions of the defined terms used in the aforesaid Articles as provided in the Restated Articles) shall be incorporated into this Agreement and constitute an integral part of this Agreement.

9.16 Exculpation Among Investors. Each Investor acknowledges that it is not relying upon any person, firm or corporation, other than the Group Companies and their officers and directors and the other Seller Parties (as defined in the Share Purchase Agreement), in making its investment or decision to invest in the Company. Each Investor agrees that no Investor nor the respective controlling persons, officers, directors, partners, agents, or employees of any Investor shall be liable to any other Investor for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Preferred Shares.

9.17 Rights Cumulative; Specific Performance. Each and all of the various rights, powers and remedies of a Party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party. Without limiting the foregoing, the Parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

9.18 No Fiduciary Duty. The Parties hereto acknowledge and agree that nothing in this Agreement or the other Transaction Documents shall create a fiduciary duty of any Investor or its Affiliates to any Group Company or its shareholders.

9.19 Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under this Agreement are several and not joint, and no Investor is responsible in any way for the performance or conduct of any other Investor in connection with the transactions contemplated hereby. Nothing contained herein and no action taken by any Investor pursuant hereto, shall be or shall be deemed to constitute a partnership, association, joint venture, or joint group with respect to the Investors. Each Investor agrees that no other Investor has acted as an agent for such Investor in connection with the transactions contemplated hereby.

9.20 Waiver. The Company acknowledges that each Investor will likely have, from time to time, information that may be of interest to the Company or the subsidiaries of the Company (“Information”) regarding a wide variety of matters including, by way of example only, (i) an Investor’s technologies, plans and services, and plans and strategies relating thereto, (ii) current and future investments an Investor has made, may make, may consider or may become aware of with respect to other companies and other technologies, products and services, including, without limitation, technologies, products and services that may be competitive with those of the Company or its subsidiaries, and (iii) developments with respect to the technologies, products and services, and plans and strategies relating thereto, of other companies, including, without limitation, companies that may be competitive with the Company or any of its subsidiaries. The Company recognizes that a portion of such Information may be of interest to the Company or any of its subsidiaries. Such Information may or may not be known by the Investor Director. The Company, as a material part of the consideration for entering into the Transaction Documents, agrees that the Investor Director shall not have any duty to disclose any Information to the Company or its subsidiaries, or permit the Company or any of its subsidiaries to participate in any projects or investments based on any Information, or to otherwise take advantage of any opportunity that may be of interest to the Company or any of its subsidiaries if it were aware of such Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit an Investor’s ability to pursue opportunities based on such Information or that would require any Investor, the Investor Director to disclose any such Information to the Company or any of its subsidiaries or offer any opportunity relating thereto to the Company or any of its subsidiaries. The Founders, the Founder Holdcos and the Company hereby irrevocably agree that the Investor Director is a nominee of the Investor who appoints him and that the Investor Director shall be entitled to, and the Investor who nominates him can require him to, report all matters concerning the Company and its subsidiaries, including but not limited to, matters discussed at any meeting of the Board of Directors, and that the Investor Director may take advice and obtain instructions from his/her nominating Investor.

9.21 Effective Date and Termination. This Agreement should only take effect and become binding on and enforceable against the parties hereto subject to and upon the Closing of the Share Purchase Agreement, the date on which the Closing takes effect being referred to as the “Effective Date”. This Agreement shall terminate upon mutual consent of the Parties hereto, and any right of a Party set forth hereunder (other than the relevant Group Company) shall cease if such Party no longer holds, directly or indirectly, any Equity Securities of the Company. If this Agreement terminates, the Parties shall be released from their obligations under this Agreement, except in respect of any obligation stated, explicitly or otherwise, to continue to exist after the termination of this Agreement. If any Party breaches this Agreement before the termination of this Agreement, it shall not be released from its obligations arising from such breach on termination.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE COMPANY: FYXTECH CORPORATION

By:	/s/ YANG Tao
Name: YANG Tao (杨涛) Title: Director THE BVI SUBSIDIARY: FYXTECH Group Limited

By:	/s/ YANG Tao
Name: YANG Tao (杨涛) Title: Director THE HK Company: FYXTECH HK Limited

By:	/s/ YANG Tao
Name: YANG Tao (杨涛) Title: Director

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE Domestic Company: Beijing Yalla Technology Co, Ltd. (北京雅拉科技有限公司)

By:	/s/ Feng Xuecai
Name: Feng Xuecai (冯学才) Title: Legal Representative

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE FOUNDER HOLDCOS: iFeng Limited

By:	/s/ Feng Xuecai
Name: Feng Xuecai (冯学才)
Title: Director

YooYoo Limited

By:	/s/ YANG Tao
Name: YANG Tao (杨涛)
Title: Director WindBell Limited

By:	/s/ Xu Jianfeng
Name: Xu Jianfeng (许剑峰)
Title: Director
THE FOUNDERS:
/s/ Yang Tao
Name: Yang Tao (杨涛)

/s/ Feng Xuecai
Name: Feng Xuecai (冯学才)

/s/ Xu Jianfeng
Name: Xu Jianfeng (许剑峰)

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

Allies Partners Limited

By:	/s/ Liu Lei
Name:	Liu Lei
Title:	Director

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

JOLLY UNIQUE LIMITED

By:	/s/ Gabriel Li
Name:	Gabriel Li
Title:	Director

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS:

SIG Global China Fund I, LLLP

BY: SIG ASIA INVESTMENT, LLLP,
ITS AUTHORIZED AGENT

BY: HEIGHTS CAPITAL MANAGEMENT, INC.,
ITS AUTHORIZED AGENT

By:	/s/ Michael Spolan
Name:	Michael Spolan
Title:	General Counsel

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

SCHEDULE A

Founders and Founder Holdcos

Founders	Founder Holdcos
Yang Tao (杨涛)	YooYoo Limited
Feng Xuecai (冯学才)	iFeng Limited
Xu Jianfeng (许剑峰)	WindBell Limited

SCHEDULE B

Part I

Name of Series Angel Investor	Number of Shares
Allies Partners Limited	4,955,327 Series Angel Preferred Shares

Part II

Name of Series A Investors	Number of Shares
JOLLY UNIQUE LIMITED	27,272,727 Series A Preferred Shares
SIG Global China Fund I, LLLP	9,090,909 Series A Preferred Shares